Exhibit 99.1

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News Release For Immediate Distribution

For more information:

John Nieser, CFO

Cornell Companies, Inc.

713-623-0790

Cornell Companies Announces Stock Options for CEO and Chairman

Houston, TX (March 16, 2005): Cornell Companies, Inc. (NYSE: CRN), a leading provider of privatized adult and juvenile correctional, treatment and educational services, announced today that James E. Hyman, chief executive officer and chairman of the board, was granted options to purchase 50,000 shares of common stock and 85,000 shares of restricted stock. The options vest over the next three years. 25,000 shares of the restricted stock vest in January 2008 and the remainder vest upon meeting certain performance criteria.

Hyman’s option and restricted stock grants are intended to meet the employment inducement award exemption provided under Section 303A.08 of the New York Stock Exchange Listed Company Manual.

About Cornell

Cornell Companies, Inc. is a leading private provider of corrections, treatment and educational services outsourced by federal, state and local governmental agencies. Cornell provides a diversified portfolio of services for adults and juveniles, including incarceration and detention, transition from incarceration, drug and alcohol treatment programs, behavioral rehabilitation and treatment, and grades 3-12 alternative education in an environment of dignity and respect, emphasizing community safety and rehabilitation in support of public policy. Cornell (http://www.cornellcompanies.com) has 67 facilities in 16 states and the District of Columbia with two facilities under development or construction. Cornell has a total service capacity of 17,708, including capacity for 1,514 individuals that will be available upon completion of facilities under development or construction.

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